Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                              File No. 333-55846
                         PRICING SUPPLEMENT NO. 16 DATED
                           JUNE 13, 2002 TO PROSPECTUS
                     DATED FEBRUARY 26, 2001 AND PROSPECTUS
                        SUPPLEMENT DATED OCTOBER 31, 2001

                           BOEING CAPITAL CORPORATION

                           Series XI Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated February 26, 2001 as amended and supplemented by the Prospectus Supplement dated October 31, 2001 (the "Prospectus").

Aggregate Principal Amount:     $100,000,000

Original Issue Date
 (Settlement Date):             June 18, 2002

Stated Maturity Date:           June 18, 2004

Base Rate:                      LIBOR

Index Currency:                 U.S. Dollars

Designated LIBOR Page:          LIBOR Telerate Page 3750

Spread:                         Plus 21 basis points

Initial Interest Rate:          2.08938%
                                (including the Spread)

Index Maturity:                 Three months

Interest Payment Dates:         Commencing September 15, 2002 and thereafter
                                on the 15th calendar day of each March, June, September and December with the exception of the last coupon which is to be paid on June 18th, 2004

Interest Reset Period:          Quarterly

Calculation Agent:              Deutsche Bank Trust Company Americas

Interest Reset Dates:           The 15th calendar day of each March, June,
                                September and December

Interest Determination Dates:   The second London Business Day preceding each
                                Interest Reset Date

Type of Notes Issued:           [X] Senior Notes         [ ] Fixed Rate Notes
                                [ ] Subordinated Notes   [X] Floating Rate Notes

Optional Redemption:            [ ] Yes
                                [X] No

Form of Notes Issued:           [X] Book-Entry Notes
                                [ ] Certificated Notes

CUSIP Number:                   09700WDY6





                                PURCHASE AS AGENT

        This Pricing Supplement relates to $100,000,000 aggregate principal amount of Notes that are being purchased, as Agent, by J.P. Morgan Securities, Inc. ("JPMorgan"). Net proceeds payable by JPMorgan to Boeing Capital Corporation (the "Company") will be 99.900% of the aggregate principal amount of the Notes or $99,900,000 before deduction of expenses payable by the Company. In connection with the sale of the Notes, JPMorgan may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .100% or $100,000.















































Tr_02060  PS 16